Contact:	Aubrye Harris-Foote
Director, Investor Relations
VillageEDOCS
714-368-8754
aharris@villageedocs.com

FOR IMMEDIATE RELEASE:

VillageEDOCS, Inc. Announces Gerik Degner to Join its Board of Directors

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Enhances Financial and Capital Market Experience

SANTA ANA, CA—July 21, 2009 — VillageEDOCS, Inc. (OCTBB: VEDO), a Software as a Service company, is pleased to announce the appointment of Gerik M. Degner to its board of directors, effective August 10, 2009.

Mr. Degner has numerous years of experience in the private equity and investment banking field.  Presently, he is a Director at Waveland Capital Group, a full service investment bank specializing in private equity and corporate finance services.  Prior to joining Waveland Capital, Mr. Degner was at firms such as Founders Asset Management, Citicorp Global, Charterhouse Group and worked as a special consultant to Oak Hill Capital.  He also founded Cimarron Equity Partners and Synergem Venture Group and is a Chartered Financial Analyst.

“We are pleased that Gerik will be joining our board of directors,” stated Mason Conner, Chief Executive Officer of VillageEDOCS. “His impressive financial experience will be a valuable addition to VillageEDOCS as we continue to grow organically and through strategic acquisitions.  I look forward to working with him and the rest of the board to continue building our company.”

Gerik Degner will join the VillageEDOCS board to provide his support and expertise of the private and public equity and debt markets.  His strong ties in the industry, as well as his perspective, will be valuable to the Company as it pursues various financing options to achieve its desired growth.

Gerik Degner commented, “I’m excited to be joining the VillageEDOCS board.  The company has a bright future and I feel that together, with the other board members and management team, we can position the company to capitalize on the opportunities that lie ahead.  I look forward to utilizing my experience in the capital markets to assist them in expanding their access to growth capital.”

About VillageEDOCS, Inc.

VillageEDOCS (VEDO) provides the MessageVision Platform (MVP).  The MessageVision Platform is a SaaS offering that ships business information electronically and manages it by capturing, forming and delivering information using business process management and communication.  MVP is a combination of unified communications and business process management solutions blended into a single, unified, scalable platform; eliminating the need for capital expenditures, operational costs and broad technology risks.  MVP provides a single source for a wide range of business information management and communication applications on a pay-as-you-go financial model. For further information on VillageEDOCS, visit our website at www.villageedocs.com.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission.

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